Exhibit 99.2

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA FROM THE
CONSOLIDATED FINANCIAL STATEMENTS ATTRIBUTABLE TO THE COMPANY

December 31, 2022 (Audited)

PACIFIC OAK SOR (BVI) HOLDNGS, LTD.

PRESENTATION OF SEPARATE FINANCIAL DATA

FROM THE CONSOLIDATED FINANCIAL STATEMENTS

ATTRIBUTABLE TO THE COMPANY

AS OF DECEMBER 31, 2022

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Special Report in accordance with Regulation 9c

Financial Information and Financial Data from the

Consolidated Financial Statements Attributable to the Company

Below is separate financial information and financial data attributable to the Company from the Group's consolidated financial statements as of December 31, 2022, published as part of the periodic reports ("consolidated financial statements"), presented in accordance with Regulation 9c to the Israeli Securities Regulations (Periodic and Immediate Reports), 1970.

The significant accounting policies applied in presenting this financial information is elaborated in Note 2 to the consolidated financial statements.

"Investees" - as defined in Note 1 to the consolidated financial statements.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

Financial Information from the Consolidated Statements of Financial Position Attributable to the Company

		December 31,
	Note	2022	2021
		U.S. dollars in thousands

ASSETS
NON-CURRENT ASSETS
Investments in investees		$1,281,462	$1,261,541
Restricted cash	d	20,888	5,900
		1,302,350	1,267,441
CURRENT ASSETS
Cash and cash equivalents	d	18,810	6,137
Prepaid expenses and other assets		—	22
		18,810	6,159
Total assets		$1,321,160	$1,273,600

EQUITY		$993,380	$1,008,076

NON-CURRENT LIABILITIES
Debentures, net		316,276	258,773

CURRENT liabilities
Accounts payable and accrued liabilities		5,759	4,672
Due to Owner		2,630	2,079
Other liabilities		3,115	—
		11,504	6,751
Total liabilities		327,780	265,524
Total equity and liabilities		$1,321,160	$1,273,600

The accompanying notes and additional information are an integral part of the condensed financial data.

March 30, 2023	/s/ Michael Allen Bender	/s/ Peter McMillan III	/s/ Keith David Hall
Date of approval of	Bender, Michael Allen	McMillan III, Peter	Hall, Keith David
financial statements	Chief Financial Officer	Chairman of Board of Directors	Chief Executive Officer

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

Financial Information from the Consolidated Statements of Profit or Loss Attributable to the Company

	Years ended December 31,
	2022	2021	2020
	U.S. dollars in thousands

Share of profit (loss) from investees, net	$14,984	$146,798	$(35,051)
Asset management fees to affiliate	(12,348)	(14,012)	(9,982)
General and administrative expenses	(4,100)	(4,776)	(3,590)
Operating income	(1,464)	128,010	(48,623)
Finance expense	(17,281)	(13,709)	(11,785)
Finance income	11	8	15
Foreign currency transaction gain (loss), net	29,038	(7,446)	(2,900)
Net income (loss)	$10,304	$106,863	$(63,293)
Total comprehensive income (loss)	$10,304	$106,863	$(63,293)

The accompanying notes and additional information are an integral part of the condensed financial data.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.

Financial Information from the Consolidated Statements of Cash Flows Attributable to the Company

	Years ended December 31,
	2022	2021	2020
	U.S. dollars in thousands
Cash flows from operating activities
Net income (loss) for the period	$10,304	$106,863	$(63,293)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share of (profit) loss from investees	(14,984)	(146,798)	35,051
Finance expense	17,281	13,709	11,785
Distribution from investees, net	11,948	53,904	47,048
Foreign currency transaction adjustments, net	(29,038)	7,446	2,900
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	1,017	67	(196)
Restricted cash for operational expenditures	(14,404)	(283)	(511)
Due to Owner	551	(966)	3,045
Net cash (used in) provided by operating activities	(17,325)	33,942	35,829
Cash flows from investing activities
Distribution (to) from investees, net	(16,885)	20,138	(42,862)
Proceeds from termination of derivatives	—	1,198	14,125
Net cash (used in) provided by investing activities	(16,885)	21,336	(28,737)
Cash flows from financing activities
Proceeds from debentures	90,954	256,894	74,118
Payments of deferred financing costs	(1,930)	(6,121)	(2,168)
Principal payments on debentures	—	(264,089)	(56,611)
Interest paid	(12,835)	(8,363)	(9,818)
Release of restricted cash for debt service obligations	(1,877)	943	1,011
Distribution to Owner	(25,000)	(41,758)	(2,500)
Net cash provided by (used in) financing activities	49,312	(62,494)	4,032
Effect of exchange rate changes on cash and cash equivalents	(2,429)	1,397	764
Increase (decrease) in cash	12,673	(5,819)	11,888
Cash, beginning of the period	6,137	11,956	68
Cash, end of the period	$18,810	$6,137	$11,956

The accompanying notes and additional information are an integral part of the condensed financial data.

PACIFIC OAK SOR (BVI) HOLDINGS, LTD.
Additional Information

U.S. dollars in thousands

a.    GENERAL

This separate financial information has been prepared in a condensed format as of December 31, 2022 and for the year then ended, in accordance with Regulation 9C of the Securities Regulations (Periodic and Immediate Reports), 1970. This separate financial information should be read in conjunction with the consolidated financial statements as of December 31, 2022.

b.    TAXES

According to the relevant tax laws in the BVI and in the U.S.A, substantially all of the companies in the Group are considered as a "pass through" entities. Accordingly, no provision has been made for federal and state income taxes or other income tax benefits in the accompanying financial statements as taxable income and losses are reported in the tax return of the shareholders.

In order to continue to qualify as a REIT, the Parent Company conducts certain business activities through a taxable REIT subsidiary (“TRS”). Any TRSs the Company forms will incur taxes or accrue tax benefits consistent with a “C” corporation; however, such amount is not material as of December 31, 2022.

c.    DIVIDENDS

During the years ended December 31, 2022, 2021 and 2020, the Company declared distributions in the aggregate of $25.0 million, $30.0 million, and $14.3 to the Owner, respectively.

As of December 31, 2022 and 2021, the Company had no distribution payable to the Owner.

d.    CASH AND RESTRICTED CASH

As of December 31, 2022, the Company held 64.9 million Israeli new Shekels ($18.5 million) and $7.3 million in cash and 48.8 million Israeli new Shekels ($13.9 million) in restricted cash.

As of December 31, 2021, the Company held 18.4 million Israeli new Shekels ($5.9 million) and $0.2 million in cash and 18.3 million Israeli new Shekels ($5.9 million) in restricted cash.

As of December 31, 2022, the Company had a working capital amounting to $7.3 million.

e.    SUBSEQUENT EVENTS

The Company evaluates subsequent events up until the date the consolidated financial statements are issued.

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